UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Allied Capital Corporation

(Name of Registrant as Specified in Its Charter)

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Allied Capital
March 10, 2010
ALD | ARCC Merger Update
Allied Capital’s Board of Directors intends to declare a special dividend of $0.20 per share on the date the merger is approved, payable to Allied Capital shareholders of record on that date.
The 0.325 exchange ratio would currently result in $4.61 per share of merger consideration,(1) as compared to $3.47 per share on the date of the announcement(2) and Allied Capital’s closing price on October 23, 2009 of $2.73 per share.
Total value to Allied Capital shareholders if the merger is approved and closes would currently be $4.81 per share, including the $0.20 dividend.(1)
Fellow Shareholders,
We are writing to ask you to vote to approve the merger between Allied Capital and Ares Capital. The expected benefits of the merger are summarized below.
Your vote is extremely important. Approval of the merger requires the affirmative vote of at least two-thirds of Allied Capital’s outstanding shares of common stock. The majority of Allied Capital’s approximately 180 million shares outstanding are held by individual investors. It is crucial that all of our shareholders participate in this vote, and we ask that you vote your shares.
A proxy statement detailing the merger as well as a proxy supplement have been mailed to all shareholders of record and are available on our website at www.alliedcapital.com. Voting instructions are detailed on the last page of this letter. Every vote counts, no matter how many shares you own, and we ask that you contribute to this important decision.
The Special Stockholders’ Meeting will take place on March 26, 2010. If approved, we expect the merger to close around the end of the first quarter.
Expected Benefits of the Merger
•	Resumption of Dividend Payments

•	Improved Access to the Debt Capital Markets

•	Improved Access to the Equity Capital Markets

•	Increased Portfolio Diversity

•	Strategic & Business Considerations

•	Increased Liquidity & Flexibility

•	Value Creation
Please Vote Your Shares
We Believe Ares Capital is a Strong Partner
We believe Allied Capital shareholders will benefit from a combination with Ares Capital. The combined company will benefit from a well-capitalized balance sheet, access to capital for

(1)	Based on ARCC closing price of $14.17 on March 10, 2010.

(2)	Based on ARCC closing price of $10.69 on October 23, 2009.

growth, an excellent middle market investment origination team and a proven asset management platform. Through this transaction we expect to create a company that is well-positioned for future growth in a market that presents attractive investment opportunities.
We believe the benefits of the merger with Ares Capital include:
•	Resumption of Dividend Payments. We believe our shareholders will benefit from the potential to receive dividend payments by taking advantage of Ares Capital’s dividend, which has been consistently paid on a quarterly basis since its inception and in an amount of at least $0.35 per share since April 2006.

•	Improved Access to the Debt Capital Markets. We anticipate that the combined company will be able to access debt capital at a lower cost and with better terms than are available to Allied Capital on a stand-alone basis. Ares Capital currently has an investment grade rating from both Standard & Poor’s and Fitch Ratings and recently renewed and expanded the total commitments under its credit facilities.

•	Improved Access to the Equity Capital Markets. Since the announcement of the merger agreement, Ares Capital’s trading price has generally exceeded its net asset value per share and it has raised approximately $278 million in net proceeds from new equity above its net asset value. We believe the combined company should enjoy similar access to capital to facilitate its growth.

•	Increased Portfolio Diversity. The merger will increase portfolio diversity for the combined company.

•	Strategic and Business Considerations. Because Allied Capital’s shareholders will be shareholders of Ares Capital following the merger, Allied Capital shareholders will benefit from the experience of Ares Capital’s investment adviser and participate in any future growth of Ares Capital. Ares Capital is managed by Ares Management, an asset manager with approximately $33 billion of committed capital under management as of December 31, 2009 and a solid performance history.

•	Increased Liquidity and Flexibility. The merger would reduce the need to sell assets to retire debt and increase asset coverage. Allied Capital currently has limited liquidity, which has required and would continue to require it to sell assets. Sales of income producing assets could further reduce Allied Capital’s earnings and future dividend potential.

•	Value Creation. The 0.325 exchange ratio would currently result in $4.61 per share of merger consideration,(1) as compared to $3.47 per share on the date of the announcement(2) and Allied Capital’s closing price on October 23, 2009 of $2.73 per share. Total value to Allied Capital shareholders if the merger is approved and closes would currently be $4.81 per share, including the $0.20 dividend.(1) We are hopeful that the combined company’s growth prospects will continue to be reflected in increased value to shareholders over time.
In summary, we believe this transaction will create a stronger company that is well positioned for future growth in a market that presents excellent investment opportunities.
How to Vote Your Shares
For the merger to be approved, an affirmative vote is required from at least two-thirds of Allied Capital outstanding shares.
Shareholders who abstain or who fail to return their proxies will have the same effect as if they voted “against” the merger.

(1)	Based on ARCC closing price of $14.17 on March 10, 2010. The value of the merger consideration will fluctuate with ARCC’s stock price.

(2)	Based on ARCC closing price of $10.69 on October 23, 2009.

If your shares are held in a bank or brokerage account
1.	You can vote by mailing in your Voting Instruction Form.

2.	You can vote by contacting your broker, if your shares are held in “street name.”

3.	You can vote by calling (800) 454-8683. You will need to have your Voting Instruction Form and control number accessible to be able to vote.

4.	You can vote by going on the Internet to www.proxyvote.com. Again, you will need your Voting Instruction Form and control number.
If your shares are held in a bank or broker account and you plan on voting at the meeting you must obtain a Legal Proxy from your bank or broker which will enable you to vote your shares in the correct manner. If you only have your Voting Instruction Form it will not be sufficient for voting your shares. You must have a Legal Proxy provided by your bank or broker.
If you are a Registered Holder
1.	You can vote by mailing in your proxy card.

2.	You can vote by calling (866) 239-6856. You will need to have your proxy card and proxy control number accessible to be able to vote.

3.	You can vote by going on the Internet to

4.	www.proxyvotenow.com/ALD. Again, you will need your proxy card and proxy control number.

5.	You can vote by attending the Allied Capital Special Stockholders’ Meeting instead of submitting a proxy. If you choose to attend the meeting, please bring an identification and proof of your ownership of Allied Capital stock.
You may receive a telephone call from our proxy solicitor, Georgeson, whom we have hired to contact some of our shareholders to urge them to vote their shares. You will be able to cast your vote through Georgeson. If you need to contact Georgeson the number is (866) 695-6072. Again, we have a large shareholder base and every vote counts.
Thank you for your time and attention on this very important matter. Please do not hesitate to call us at (888) 818-5298 if you have any questions about voting your shares.
We are committed to speaking to every shareholder who calls, so if an Investor Relations representative is not available to speak to you when you call, please leave a message and we will return your call.
Sincerely,

William L. Walton	John M. Scheurer
Chairman of the Board	Chief Executive Officer & President

Forward-Looking Statements
Statements included herein and in the Joint Proxy Statement/Prospectus and the supplement to the Joint Proxy Statement/Prospectus referred to below may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Ares Capital or Allied Capital or the combined company following the merger. Ares Capital and Allied Capital caution readers that any forward-looking information is not a guarantee of future performance, condition or results and involves a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including, among others, future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts.
Factors that may affect future results and condition are described in “Special Note Regarding Forward-Looking Statements” in the Joint Proxy Statement/Prospectus and in Ares Capital’s and Allied Capital’s other filings with the SEC, each of which are available at the SEC’s web site http://www.sec.gov or http://www.arescapitalcorp.com or http://www.alliedcapital.com, respectively. Ares Capital and Allied Capital disclaim any obligation to update and revise statements made herein or in the Joint Proxy Statement/Prospectus or the supplement to the Joint Proxy Statement/Prospectus based on new information or otherwise.
Important Additional Information Filed with SEC
This Communication is being made in respect of the proposed business combination involving Ares Capital and Allied Capital. In connection with the proposed transaction, Ares Capital has filed with the SEC a Registration Statement on Form N-14 that includes proxy statements of Ares Capital and Allied Capital and that also constitutes a prospectus of Ares Capital. On or around February 16, 2010, Ares Capital and Allied Capital began mailing the Joint Proxy Statement/Prospectus to their respective stockholders of record as of the close of business on February 2, 2010 and, on or around March 11, 2010, Ares Capital and Allied Capital began mailing a supplement to the Joint Proxy Statement/Prospectus to their respective stockholders of record as of such date. INVESTORS AND SECURITY HOLDERS OF ARES CAPITAL AND ALLIED CAPITAL ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, THE SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders can obtain free copies of the Registration Statement, Joint Proxy Statement/Prospectus, the supplement to the Joint Proxy Statement/Prospectus and other documents filed with the SEC by each of Ares Capital and Allied Capital through the web site maintained by the SEC at http://www.sec.gov. Free copies of the Registration Statement, Joint Proxy Statement/Prospectus, the supplement to the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained on Ares Capital Corporation’s website at http://www.arescapitalcorp.com or on Allied Capital Corporation’s website at http://www.alliedcapital.com, respectively.
Proxy Solicitation
Ares Capital, Allied Capital and their respective directors, executive officers and certain other members of management and employees, including employees of Ares Capital’s investment adviser Ares Capital Management LLC and its affiliates, may be soliciting proxies from Ares Capital and Allied Capital stockholders in favor of the acquisition. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Ares Capital and Allied Capital stockholders in connection with the proposed acquisition is set forth in the Joint Proxy Statement/Prospectus and the supplement to the Joint Proxy Statement/Prospectus filed with the SEC. You can obtain a free copy of these documents in the manner set forth above.